EXHIBIT 99.2
--------------------------------------------------------------------------------
From:   Dara Khosrowshahi
To:     ALLIACTEW
Subject:Expedia, Inc. Organizational Changes
--------------------------------------------------------------------------------

I'd like to announce some organizational changes that will help us to further leverage the unique attributes of our powerful global brand portfolio and bring even further focus to our industry-leading supplier organization.

First, I'm pleased to announce that Steven McArthur is assuming responsibility for Expedia, Inc.'s North America Leisure Travel Group, which will be laser focused on the leisure travel market and will include Expedia.com, Expedia.ca, Hotels.com, TripAdvisor, Hotwire.com and Classic Custom Vacations. By bringing these brands together into one organization, we will be able to further leverage the strengths of each brand by ensuring we have a coordinated strategy to reach the wide variety of consumers we serve either directly or via our CCV travel agents. With only a couple of exceptions outlined below, the executives for each of these operating companies will remain in place and continue to run their businesses, reporting to Steven.

We are also announcing that Cheryl Rosner will succeed Matt Hullet and run Expedia, Inc.'s global Corporate Travel Group, which will address the unique needs of our corporate travelers around the world. Matt Hulett has done a terrific job establishing ECT and building this business into what it is today, and I am confident that with Cheryl's leadership, we can take ECT to the next level. Mark my words - ECT will be a very big business for Expedia - we continue to be very focused on this important sector and we will invest what we need to in order to get it there.

Next, I am excited to announce the creation of a global supplier facing organization called the Expedia Partner Services Group, which will be led by Paul Brown, previously SVP, strategy and business development for Hotels.com and Expedia North America. This important move will consolidate all of the company's supply expertise into one strategic group. This will result in a heightened ability to serve our supply partners and will also simplify the way they interact with Expedia, Inc and its diverse distribution channels. Paul will also continue to oversee the Apollo project.

The European and Asia Pacific parts of the business will remain largely unaffected by these changes with Simon Breakwell, President, Expedia Europe Middle East and Africa and Barney Harford, President, Expedia Asia Pacific continuing to report to me.

Finally, I want to let you know that Chris Bellairs will be stepping down as Chief Financial Officer and will be replaced by Mark Gunning who is joining us from AT&T Wireless. We want to thank Chris for all of his hard work building the finance organization for Expedia. Chris will stay on to help Mark as he transitions into his new role.

We will be providing further detail through face to face meetings. The executive team will use these meetings to update you on strategic initiatives and to create a forum where you can have your questions answered. If you have questions in the interim, please don't hesitate to email me directly or talk to your manager.